UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K/A
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 19, 2006
VIRAGE LOGIC CORPORATION
(Exact name of registrant as specified in its charter)
000-31089
(Commission File Number)

Delaware	77-0416232
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)
47100 Bayside Parkway
Fremont, California 94538
(Address of principal executive offices, with zip code)
(510) 360-8000
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     As previously announced on June 19, 2006, Ms. Christine Russell has joined Virage Logic Corporation (“Virage Logic” or the “Company”) as its Chief Financial Officer. Pursuant to her employment offer letter, Ms. Russell will be entitled to receive cash compensation equal to $235,008 annually and be eligible to participate in the Company’s fiscal 2006 bonus plan for executive officers.
     Additionally, on the third business day following the release of earnings for the quarter ending June 30, 2006, Ms. Russell will be granted an option to purchase 255,000 shares of Common Stock, which will vest over a four-year period with 25% of the shares vesting one year from June 19, 2006, and at a rate of 1/48th of the shares per month for the remaining 36 months, for so long as Ms. Russell continues to be employed by the Company. Furthermore, if a change of control of the Company occurs and Ms. Russell’s employment is subsequently terminated or her duties are materially reduced, 50%, or 127,500 shares of the shares covered by the option shall immediately vest. The exercise price of the option will be the closing price of the company’s Common Stock on the grant date.
     The Form 8–K filed with the Securities and Exchange Commission on June 21, 2006 inadvertently referred to an incorrect number of shares to be granted to Ms. Russell. This filing corrects the typographical errors made in the earlier 8-K to make it consistent with the offer letter attached to the 8-K filed on June 21, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRAGE LOGIC CORPORATION
Date: June 22, 2006	By:	/s/ Adam Kablanian
Adam Kablanian
Chief Executive Officer